Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS REPORTS FOURTH QUARTER AND YEAR END

2006 FINANCIAL RESULTS

REDWOOD CITY, CA – March 7, 2007 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the fourth quarter and the year ended December 31, 2006.

The net loss for 2006 was $55.7 million compared to a net loss of $44.4 million in 2005. Total research and development expenses for 2006 increased to $46.3 million from $36.0 million in 2005, as clinical trials for the Company’s product candidates progressed and staffing increased to support clinical development activities during the first half of 2006, while a corporate realignment took place during the second half of the year. General and administrative expenses were $14.5 million for 2006 compared to $11.2 million in 2005. This increase was primarily due to additional expenses related to the corporate realignment. Threshold recognized revenue of $1.5 million for the year ended December 31, compared to $0.7 million for the year ended December 31, 2005, related to a pre-existing development agreement with MediBIC Co., Ltd. Non-cash stock compensation expense was $10.1 million for 2006 compared to $9.4 million for 2005.

The Company’s net loss for the fourth quarter of 2006 was $9.6 million compared to $15.2 million for the fourth quarter of 2005. Research and development expenses were $7.8 million for the fourth quarter of 2006 compared to $13.8 million for the fourth quarter of 2005. The decrease in research and development expenses primarily reflects the discontinuation of the Company’s multi-center clinical trials of TH-070 for the treatment of benign prostatic hyperplasia (BPH) partially offset by increased funding of additional clinical trials for glufosfamide. General and administrative expenses were $2.9 million for the fourth quarter of 2006 compared to $2.7 million for the fourth quarter of 2005. The Company recognized revenue of $0.4 million in the fourth quarter of 2006 and 2005. Non-cash stock compensation expense was $1.8 million for the fourth quarter of 2006 compared to $3.8 million for the fourth quarter of 2005.

As of December 31, 2006, Threshold had $52.8 million in cash and marketable securities.

“We remain committed to our ongoing cancer programs and the potential benefit that Threshold’s experimental cancer therapies may have for patients” said Barry Selick, Threshold’s chief executive officer.

Recent Highlights

•	Announced top-line results from the Phase 2 clinical trial of glufosfamide in combination with gemcitabine for the first-line treatment of advanced pancreatic cancer;

•	Initiated a Phase 2 clinical trial of glufosfamide in women with platinum-resistant ovarian cancer;

•	Initiated a Phase 2 clinical trial of glufosfamide in patients with recurrent sensitive small cell lung cancer;

•	Initiated (by MediBIC) in Japan a Phase 1 clinical trial of glufosfamide in patients with solid tumors, and

•	Announced that the Phase 3 clinical trial of glufosfamide for the second-line treatment of metastatic pancreatic cancer did not meet its primary endpoint.

2007 Guidance and Key Milestones

The Company currently expects 2007 cash requirements to be in the range of $30 to $35 million. The Company continues to expect cash to last at least through the middle of 2008.

The Company currently anticipates the following clinical milestones in 2007:

•	Report results from a Phase 2 clinical trial of glufosfamide for first-line treatment of advanced pancreatic cancer during the third quarter;

•	Report top-line results from a Phase 1 clinical trial of 2-DG for treatment of solid tumors during the third quarter;

•	Initiate a Phase 2 clinical trial of glufosfamide in patients with previously treated advanced soft tissue sarcoma during the first half;

•	If the preclinical results are supportive, file an Investigational New Drug (IND) application for HAP-302 for solid tumors during the first half ; and

•	Complete enrollment in the ovarian cancer, small-cell lung cancer and soft tissue sarcoma Phase 2 trials.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of therapeutics for the potential treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates, clinical trial progress and results, and potential therapeutic uses and benefits of our product candidates and financial results, estimates, projections and requirements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to attract and retain employees, commence, enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on August 10, 2006 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue	$384	$359	$1,461	$690

Operating expenses
Research and development	7,776	13,758	46,267	35,991
General and administrative	2,941	2,715	14,453	11,235

Total Operating Expenses	10,717	16,473	60,720	47,226

Loss from operations	(10,333)	(16,114)	(59,259)	(46,536)
Interest and other income	757	964	3,729	2,159
Interest expense	(44)	(6)	(156)	(31)

Net Loss	$(9,620)	$(15,156)	$(55,686)	$(44,408)

Net loss per basic and diluted loss per common share	$(0.26)	$(0.44)	$(1.53)	$(1.63)

Weighted-average shares used in computing basic and diluted loss per common share	36,711	34,452	36,337	27,173

THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2006	2005
	(unaudited)	(1)
Assets

Cash, cash equivalents and marketable securities	$52,810	$99,654
Prepaid expenses and other current assets	547	563
Property and equipment, net	3,169	1,667
Other assets	508	217

Total assets	$57,034	$102,101

Liabilities and stockholders’ equity

Total current liabilities	$9,658	$9,562
Long-term liabilities (2), (3)	3,137	3,171
Stockholders’ equity	44,239	89,368

Total liabilities and stockholders’ equity	$57,034	$102,101

(1)	Derived from audited financial statements
(2)	Includes as of December 31, 2006 and 2005, $1.2 million and $0.2 million, respectively, of long-term debt under the Company’s loan and security agreement
(3)	Includes as of December 31, 2006 and 2005, $1.4 million and $2.9 million, respectively, of deferred revenue related to the development agreement with MediBIC Co. Ltd.